Exhibit 5.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-10) and related Prospectus of Cardiome Pharma Corp. for the registration of up to U.S.$150,000,000, in the aggregate, of its common stock and to the incorporation by reference therein of our report dated February 10, 2006 (except as to note 19 which is as of March 13, 2006), with respect to the consolidated financial statements of Cardiome Pharma Corp., included in its Report of Foreign Issuer (Form 6-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Vancouver, Canada,	/s/ Ernst & Young LLP
October 9, 2006	Chartered Accountants